Exhibit 10.5

22 May 2014

Ian Wilson

Executive Vice President, Strategy & Development

Offer of Employment

This offer of employment and the associated terms and conditions are detailed below. This offer represents the whole of the agreement reached regarding your employment.

1.                                      Duties and Responsibilities

You will be employed in the position of Executive Vice President, Strategy & Development, Amcor European Investments Limited (the “Company”). You will be required to perform all duties and responsibilities of that role that the Company may designate from time to time which are reasonably consistent with your role, including the duties and responsibilities of which you were informed during the Company’s recruitment process and/or as set out in any attached role description. The Company may require you to undertake the duties of another position for the Company or any company in the Company group, either in addition to, or instead of the above duties. However, you will not be required to perform duties which are not reasonably within your capabilities.

2.                                      Compliance with Directions and keeping the Company Informed

You will perform your duties and responsibilities in accordance with reasonable directions and will keep the Company informed of any developments in relation to your role.

Although they do not form part of your contract of employment, the Company expects you to comply with all ethical standards, policies and procedures (as amended from time to time) that relate to the operation of the business including but not limited to health and safety policies and procedures, copies of which can be accessed through the Company’s intranet or through HR.

You will:

•                  devote your full time and attention to the Company’s business during working hours and honestly and diligently carry out your duties and responsibilities;

•                  promote the interests and further the business of the Company;

•                  not do anything which may be prejudicial or detrimental to the business of the Company including but not limited to competing against the Company or soliciting or endeavoring to entice away from the Company an employee, co-worker or consultant;

•                  comply with all fiduciary and Intellectual Property duties as defined in clause 19 at all times; and

•                  comply with any policies or procedures which may be implemented and/or amended by the Company from time to time.

3.                                      Place of Work

You will be based in the Company’s offices in the United Kingdom or such other place as the Company may require for the proper performance and exercise of your duties and responsibilities. If you are required to relocate to another location for an extended period of time, relocation benefits may be provided to you in accordance with the applicable Company Relocation Policy, as amended from time to time.

You may be required to travel on the business of the Company anywhere in the world. A copy of the Company’s Travel Policy can be accessed through the Company’s intranet or through HR.

You may be required to work outside the United Kingdom for longer than one month continuously. In this case, you will continue to be paid your salary in UK GBP and HR will discuss with you any additional remuneration to which you may or may not be entitled.

Your standard full-time hours of work will be 37.5 per week, and the usual business hours are 8.30am to 5.00pm Monday to Friday each week.   However, you will be expected to work reasonable additional hours (including weekend work) at times to ensure the range of duties and responsibilities of the position are covered, without payment of additional remuneration.

4.                                      Remuneration

4.1                               Salary

Your salary will be paid monthly and deposited, less income tax instalments and other statutory deductions that the Company is required by law to make, into your nominated bank account on or about the 28th of each month.

Your salary will be reviewed annually on a date selected by the Company. Salaries are currently reviewed in October each year.  Salaries are adjusted at the Company’s discretion to take into account the Company’s performance, your individual performance and market and industry conditions. The Company is not obliged to Increase your salary as a result of any review.

You authorise the Company to deduct from any remuneration accrued and due to you under the terms of this contract:

•                  any overpayment of salary or expenses or payment made to you by mistake or not owed to you;

•                  any debt owed by you to the Company;

•                  any other sum or sums which may be required to be authorised by law; and

•                  any tax or other national contributions due in respect of remuneration, benefits-in-kind or any other monies received or receivable by you from the Company.

4.2                               Other Fixed Remuneration (OFR) Your OFR will total £111,000 per annum

The OFR provides you with the opportunity to decide on the type and level of benefits you wish to receive. The OFR may include, for example, payments made on your behalf by the Company for pension (see 4.3 below), a motor vehicle (see 4.6 below), and health insurance (see 4.7 below). The resulting balance of OFR, if any, can be paid to you monthly in cash with any appropriate statutory deductions made.

4.3                               Pension

You will be eligible to participate in the Amcor UK Pension Plan (the “Pension Plan”), subject to the rules of the Pension Plan, (as amended from time to time). Details of the Pension Plan including employer and employee contribution rates can be accessed through HR.

4.4                               Management Incentive Program

You may be invited to participate in the Company ‘ s Management Incentive Program (“Management Incentive Program”) subject to the rules which are set by the Managing Director & CEO, Amcor Limited from time to time. The Company reserves the right to alter or disband the Management Incentive Program at its discretion. You will be advised early in each financial year if you are invited to participate in the Program for that year.

Commencing with the 2013/14 financial year, you will continue to be eligible to participate, subject to the guidelines, in the Management Incentive Program with the potential to earn between 0% and 100% of base salary (target 50%). In addition to the cash bonus under this Program, an award of time restricted Share Rights (Rights to Amcor Limited shares) to the value of 50% of the cash bonus will be made to you. These Rights become available to you two years from the award, provided you remain with Amcor at that time. Participation in this MIP equity program is by invitation each year and subject to Managing Director & CEO discretion. The terms and conditions of this Program are governed wholly by the Plan Rules.

Formal performance objectives will be set and reviewed for you regarding any incentive payable under the Management Incentive Program.

Any payment under the Management Incentive Program in any year does not guarantee payment in any subsequent year. Any payment made is not pensionable and will not be considered in the calculation of any other salary related benefit.

To be eligible for payment under the Management Incentive Program, you must be an employee of the Company, and not serving any period of notice, at the time the incentive payments are declared and paid, usually in the September following the end of the relevant financial year.

4.5                               Long Term Incentive Program

You may be eligible to participate in the Company’ s Long Term Incentive Program (“Long Term Incentive Program”), subject to the rules of the Long Term Incentive Program (as amended from time to time) and as invited by the Board from time to time.

4.6                               Motor Vehicle

Covered under Perquisite policy

4.7                               Health Benefits

Covered under Perquisite policy

4.8                               Mobile Telephone

Covered under Perquisite policy

4.9                               Other Benefits

Covered under Perquisite policy

5.                                      Set Off

Your remuneration package, as specified in the sub-clauses of Clause 4 above, includes all payments and benefits that the Company is obliged to provide to you or on your behalf. Your remuneration package is specifically off-set against, applied to and absorbs any existing or newly-introduced payments or benefits to which you are or may become legally entitled under legislation, a collective agreement or otherwise, unless specified otherwise.

6.                                      Performance Review

The process for performance management has previously been explained to you and previously agreed performance objectives and associated goals will continue to apply. Your performance will be formally reviewed at least once each year.

7.                                      Computer Use

Your use of the Company’s computers and all electronic networked services such as electronic mail, the internet and intranet, must be strictly in accordance with Corporate Policies including the Company’s Use of Information Technology Services Policy as amended from time to time. In particular, you must not use any unauthorised computer disk or information technology storage device in the Company’s computer system.  You acknowledge that a serious breach of this policy may constitute a disciplinary offence.  A copy of the Company’s Use of Information Technology Services Policy can be obtained through the Company’s intranet or through HR.

8.                                      Annual Leave

You will be entitled to 25 days annual leave (plus UK public holidays) per annum (pro-rata if working part-time), in accordance with applicable legislation and the Company’s Leave Policy, as amended from time to time.  A copy of this policy can be obtained from the Company’s intranet or from HR.

You will be paid out any accrued but untaken annual leave on termination of your employment. This will be calculated by reference to your base salary as at the date of termination of your employment multiplied by the number of days of untaken annual leave divided by the number of working days in a year. The Company will deduct from your salary, or any other payment due to you, a day’s salary for each day which you have taken in excess of your entitlement as at the date of your termination of employment.

9.                                      Sick Leave

If you suffer a personal illness or injury, you are entitled to paid sick leave in accordance with applicable legislation and the Company’s Sick Leave Policy, provided you comply with the rules and procedures of the Policy, as amended from time to time. A copy of the Company’s Sick Leave Policy can be obtained through the Company’s Intranet or HR. Payment for periods in excess of legal entitlements for sick leave may be granted under the Company’s Sick Leave Policy (as amended from time to time).

You will not be paid out accrued but untaken sick leave on termination of employment.

Appointments with doctors, dentist s and other medical professionals should, wherever possible, be made outside working hours.

The Company reserves the right, where it considers it reasonably necessary, to require you to undergo a medical examination by a doctor nominated by the Company at its expense. You consent to any such medical report being disclosed, in confidence, to the Company.

10.                               Parental leave

You are entitled to apply for parental leave in accordance with the provisions of the Company’s Parental Leave Policy, (as amended from time to time). A copy of the Company’s Parental Leave Policy can be accessed through the Company’s intranet or through HR.

11.                               Public Holidays

You are entitled to public holidays applicable to the location from which you mainly perform work. If the Company requests and you agree to work on a public holiday, you will be entitled to a day’s paid leave on a date agreed by you and the Company.

12.                               Business Expenses

The Company will reimburse you for reasonable costs that you necessarily incur in the performance of your duties. Claiming of expenses must be in accordance with the Company policy and administrative systems as applicable from time to time, including the requirement that prior approval for expenditure must be obtained from your manager.

13.                               Termination of Employment

Your employment may be terminated as follows.

(i)             Termination on Notice - Employee - You may terminate your employment by giving not less than twelve months’ written notice to the Company, unless the Company agrees to accept a shorter period of notice (although no payment will be made to you on account of any period waived). If you fail to give the required period of notice, the Company may withhold moneys due to you, up to a maximum amount equal to your ordinary time rate of pay for the period of notice not provided. These moneys may be withheld as an authorised deduction from any unpaid salary or leave entitlements otherwise due to you on termination of employment.

(ii)          Termination on Notice- Company - the Company may terminate your employment by giving twelve months’ notice to you.

(iii)       Summary Termination of Employment- Company- Your employment may be terminated by the Company immediately and without notice if you commit:

•                  a serious or persistent breach of any of the terms or conditions of your employment; or

•                  any negligent act; or

•                  been guilty of any conduct or act which, in the reasonable opinion of the Company, brings the Company into disrepute; or

•                  any criminal offence for which you are convicted which, in the reasonable opinion of the Company, impairs your ability to perform your duties;

•                  any wrongful or dishonest or fraudulent act or conduct which, in the reasonable opinion of the Company, brings the Company into disrepute; or

•                  any other act which would entitle the Company to dismiss you summarily.

Your employment shall terminate by reason of retirement on the day on which you attain the Company’s normal retirement age unless specific retirement provisions apply as required by the legislation in the country of your employment.

The Company may elect to pay your salary in lieu of all or part of any notice period. Payment in lieu of notice will be calculated on notional base annual salary only. Pension contributions are not payable on payments in lieu of notice.

During any period of notice, the Company may require you (during all or part of the notice period) not to carry out any of your duties and responsibilities, not to attend work, not to access the Company’s computer systems and/or not to have any contact with any customers, suppliers or employees of the Company or any company in the Company group and the Company may withdraw any powers vested in you.

The total of any payments made on termination of your contract, including discretionary payments made outside this contract are subject, at all times, to all applicable laws governing such payments to senior executives.

14.                               Company Property and Debts to the Company

All equipment issued to you in connection with your employment remains the property of the Company. You will report any loss of equipment immediately to your Manager.

Upon termination of your employment or at the Company’s request at any time, subject to prior written agreement to the contrary, you will immediately return to the Company all documents, manuals, keys, access cards and all other property belonging to the Company or to any of the Company’s clients that are in your possession or control.

Upon termination of your employment, unless another repayment scheme has already been agreed with the Company, you authorise the Company to deduct from your final entitlements any loans, debts, overpayments or other obligations owed to the Company by you.

15.                               Human Resources Policies

You are expected to familiarise yourself and comply with the terms of the Company’s policies which may be found on its intranet or through HR.

Likewise, you are entitled to the benefits of the Company’s Human Resources Policies including those which cover occupational health and safety, leave, travel on company business, anti-discrimination, workplace harassment, and other matters.

Amcor may vary or replace the terms of its human resources policies and introduce new policies from time to time. The Company will notify you of any variation or new policy by posting copies of the policy on noticeboards at your location or on the Company’s intranet and by making all policies available for your inspection.

16.                               Conflict of Interest

During your employment with the Company or a company within the Company group, you must not be involved with or have a financial interest (other than an investment shareholding of no more than 5%) in any business or enterprise that:

•                  competes with;

•                  is a customer of; or

•                  supplies goods or services to

•                  the Company and any company in the Company group.

You must arrange your affairs so that it could not be reasonably alleged that there is a conflict between your interests and those of the Company and any company in the Company group.

17.                               Confidential Information

During your employment, you will be exposed to, or will generate, information that is not in the public domain, including but not limited to:

(1)                                 financial affairs;

(2)                                 suppliers;

(3)                                 customers and clients (including lists of names and addresses);

(4)                                 future plans, research and development;

(5)                                 business methods, systems and strategies;

(6)                                 technical operations;

(7)                                 contractual arrangements;

(8)                                 intellectual property;

(9)                                 pricing policies and costings; and

(10)                          any other commercial, financial or technical information

of the Company and any company in the Company group, and Know-How (as defined in Clause 18 of this Global Contract) (to the extent to which the Know-How is confidential).

Throughout and at all times following the termination of your employment, you must not use, disclose or communicate this information which you have come to know or received or obtained at any time. You must not disclose documents or copies of documents in any form (including on any media or device) belonging to the Company containing such information to any unauthorised person or to allow an unauthorised person access to such information or copy such information or use it for purposes other than those of the Company. In particular, you must not permit this information to be disclosed to competitors of the Company and or any company in a competitor’s group of companies. You must report to your manager any approach made to you to provide this information.

You must not disclose or use, for your own purposes or those of any person associated with you, any knowledge of financial results of the Company and any company in the Company group prior to their release to the public. In particular, you must not disclose or use any information concerning the Company which, if publicly disclosed, could affect the market price of the Company’s shares.

Nothing in this contract shall restrict your rights to make a protected disclosure under the specific protected disclosure legislation that applies to your jurisdiction. However, if you wish to make a protected disclosure you should raise this in the first instance with the Company Secretary, Amcor Limited.

18.                               Intellectual Property

18.1                        Definitions:

Intellectual Property Rights means:

a)             all rights conferred by statute, common law or in equity and subsisting anywhere in the world in relation to:

i)                 registered and unregistered copyright;

ii)              inventions (including patents, innovation patents and utility models};

iii)           confidential information, trade secrets, technical data and Know-How;

iv)          registered and unregistered designs;

v)             registered and unregistered trademarks;

vi)          circuit layout designs, topography rights and rights in databases (whether or not any of these are registered, registrable or patentable); and

vii)       plant variety and plant breeder rights (whether or not any of these are registered, registrable or patentable).

b)             any other rights resulting from intellectual activity in the industrial, commercial, scientific, literary or artistic fields which subsist or may hereafter subsist;

c)              any licence to use a domain name granted in the UK or the .com or any other domain;

d)             any applications and the right to apply for registration of any of the above; and

e)              any rights of action against any third party for infringement of or in connection with the rights included in paragraphs (a) to (d) above,

but excluding moral rights, and similar personal rights, which by law are non-assignable, and any right to claim (and retain) damages and other remedies in relation to those non-assignable personal rights.

Know-How means information, know-how and techniques (whether or not confidential and in whatever form held) including:

a)             formulae, discoveries, design specifications, drawings, data, manuals and instructions;

b)             customer lists, sales marketing and promotional information;

c)              business plans and forecasts; and

d)             technical or other expertise,

which have been or are in the future conceived, created, developed, prepared or produced by you in the course of your employment under this contract.

Works means all works, designs, materials, concepts and other subject matter, including drafts, variation s and elements thereof, which have been or are in the future conceived, created, developed, prepared or produced by you in the course of your employment under this contract.

19.                               Protection of Intellectual Property

Except as otherwise provided by law, you acknowledge that the Company owns and will own all right, title and interest to any and all Intellectual Property Rights in the Works.

You hereby irrevocably and unconditionally assign to the fullest extent permitted by law either present or future, and exclusively to the Company:

•                  all right, title and interest in any and all Intellectual Property Rights in the Works; and

•                  all rights conferred by statute, common law or in equity and subsisting anywhere in the world in relation to the Know-how, including all rights to claim (and retain) any damages or other remedies (including but not limited to an account of profits) for past misuse or unauthorised disclosure of the Know-How which arose before this assignment.

You acknowledge that:

•                  the Company may make any use or disclosure of the Know-How as it thinks fit; and

•                  any improvement to or development of any of the Works or Know-How, including all Intellectual Property Rights in the Works and all rights in the Know-How, made by or for the Company during or after the termination of this contract will be the sole property of the Company.

The Company may apply for, in its own name and at its cost, any rights in respect of the Works or Know- How or any improvement or development.

You agree to do all things and execute all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the provisions of this Clause 19, including (but not limited to) the provision of any assistance (at the request of the Company) in the preparation or prosecution of any patent or design applications and also the provision of all reasonable assistance as the Company may request to allow the Company to obtain, perfect, enforce, assert or defend any of its interests, rights or consents acquired or obtained (or sought to be acquired or obtained) directly or indirectly from this clause.

20.                               Consents and warranties

You warrant to the Company that:

a)             you are the only owner of any rights assigned under Clause 19 above before that assignment;

b)             in providing, reproducing, enhancing or maintaining any Works, you have acted and will act in the course of your employment as an employee of the Company pursuant to this contract;

c)              the exercise of any rights to any Intellectual Property Rights in the Works by the Company, in whatever manner the Company thinks fit, will not infringe any intellectual property rights or other rights of any third person nor give rise to any obligation on the Company to pay any compensation or royalty to any other person;

d)             the Works, including all Intellectual Property Rights in the Works, are not nor will be the subject of the grant of any interest by way of licence or otherwise to anyone other than the Company; and

e)              where you create or make or are involved in creating or making any Works (including future Works) while in the course of employment, you irrevocably and unconditionally consent, to maximum extent permitted by law (either present or future), to the Company and any person licensed or authorised by the Company, doing anything in relation to the Works that (but for this consent) would or might otherwise infringe any of your moral rights or similar rights anywhere in the world, and you waive all your present and future moral rights which arise under your jurisdiction’s legislation.

21.                               Delivery

You must promptly reduce into material form, and deliver into the physical possession and control of the Company all material forms and embodiments (including those stored in electronic or similar media) of, the Works and Know-How, as directed by the Company.

22.                               Anti-trust (Anti-competition)

You must not engage in any conduct in the course of your employment that contravenes applicable trade practices or anti-trust (anti-competition) law wherever you work.

23.                               Personal Data and Privacy

You give the Company permission to collect, retain and process personal information about you that is reasonably necessary for the purpose of administering your employment.

It may be necessary for the Company to disclose this data to others, including other employees of the Company, companies in the Company Group, the Company’s professional advisers, government authorities (under a legal requirement) and other authorities, and potentially out of your jurisdiction. You consent to the processing, use, disclosure and transfer by the Company of personal data relating to you if such disclosure is necessary.

You must respect and protect the privacy of personal information which you collect, handle, store or transfer in the course of your employment with the Company. You must not engage in conduct which could reasonably be alleged to be contrary to applicable privacy legislation. You are required to read and familiarise yourself with the Company’s Privacy Policy and Guidelines which are available on the Company’s intranet site.

24.                               Restrictions

You confirm and agree that the Company has a right to protect its valuable interests.

Accordingly, you undertake that you will not, after the cessation of your employment with the Company, directly or indirectly:

a)             represent yourself as connected with or interested in the business of the Company or any Company in the Company group;

b)             for 12 months and in the Restraint Area, perform or offer Restricted Services in competition with the Company or any company in the Company group as at the date of termination of your employment;

c)              supply Restricted Goods or Restricted Services to any Customer or any Strategic Supplier, or assist another person to do so, for 12 months and in the Restraint Area;

d)             solicit, or endeavor to solicit away from the Company, any Customers, for 12 months and in the Restraint Area;

e)              provide information about any of the Company’s Employees, Agents or Contractors to another person or assist another person in inducing or encouraging any Employees, Agents or Contractors to leave their employment or agency, or to cease providing services to the Company or any company in the Company group, for the 6 months and in the Restraint Area; or

f)               induce or encourage any Employees, Agents or Contractors to leave their employment or agency or to cease providing services to the Company or any company in the Company group, for 12 months and in the Restraint Area.

In this clause:

•                  “Customer” means any party to whom you have provided, either directly or indirectly, Restricted Goods or Restricted Services to or otherwise dealt with during the final 12 months of your employment with the Company (or any company in the Company group) or if you have been employed by the Company for less than 12 months this lesser period;

•                  ”Employees, Agents or Contractors” means any person who was employed by, acted as an agent for, was engaged by, or provided personal services to the Company or any company in the Company group who was in a position of responsibility or had access to confidential information or whose departure could have a detrimental effect on the Company and with whom you had contact during the final 12 months of your employment by the Company or any company in the Company group or If you have been employed by the Company for less than 12 months this lesser period;

•                  “Restraint Area” means Australia, New Zealand, United Kingdom, Switzerland, Belgium, Franc e, Italy, Germany, Singapore, China, United States of America, and Canada, or if that area is found to be unreasonably large, the area of Australia and the United Kingdom;

•                  “Restricted Goods” means goods the same as or similar to the goods that you dealt with on behalf of the Company or any company in the Company group during the final 12 months of your employment or if you have been employed by the Company for less than 12 months this lesser period;

•                  “Restricted Services” means services the same as or similar to the services that you provided to the Company or any company in the Company group or on its behalf during the final 12 months of your employment or if you have been employed by the Company for less than 12 months this lesser period;

•                  “Strategic Supplier’’ means the supplier of a significant raw material, including but not limited to, board, ink, solvent and resin; and

•                  “You” means you personally and any entity that you directly or indirectly manage or control.

You acknowledge that each of the separate provisions in this Clause 24 is a fair and reasonable restraint of trade. If any provision of this clause is unenforceable, illegal or void that provision is severed and the other provisions of this clause remain in force.

In the event the Court deems a twelve-month restraint is unenforceable, the parties agree that the above period of twelve months will be substituted for a lesser period of 9, 6, 4, 2 or 1 months.

25.                               Disciplinary and Grievance Procedures

The Company’s policies on disciplinary and grievance procedures which apply to your employment in your jurisdiction, as amended from time to time, can be found on the intranet or copies can be obtained from HR.

26.                               Severance

If any clause or part of a clause of your contract of employment is unenforceable, illegal or void that provision is severed and the remaining part of the clause and the other clauses remain in force.

27.                               Entire Agreement and General Clauses

This Global Contract (Attachment 2), and the attached Offer Letter, and Total Remuneration Statement (Attachment 1) comprise the entire agreement between you and the Company with respect to the terms of your employment.

There are no Collective Agreements that apply to your employment.

28.                               Governing Law

Your contract of employment with the Company and any dispute concerning the terms and conditions of your employment will be governed by and determined in accordance with the laws of England and Wales.

If any provision of this Global Contract agreement is held to be invalid or unenforceable by any judicial or other competent authority:

•                   all other provisions of this Global Contract will remain in full force and effect and will not in any way be impaired; and

•                   but would be valid or enforceable if some part of the provision was deleted, or the period of the obligation reduced in time, or the range of activities or area covered reduced in scope, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable

29.                               Dispute Resolution

Any dispute that arises concerning your employment must undergo a conciliation process through a Vice President, HR and if the dispute is not resolved at this level, it will undergo a further conciliation process through the Executive Vice President, HR. This does not restrict your right to bring a separate claim under the legislation applicable in your jurisdiction.

30.                               General

Your contract of employment with the Company is on a personal and confidential basis and should be treated as such.